Exhibit 99.1


Investor Relations Contact:                     Media Contact:
Robert J. Vill                                  Jane Randel
Vice President, Treasury                        Vice President,
   and Investor Relations                          Public Relations
Liz Claiborne Inc.                              Liz Claiborne Inc.
201.295.7515                                    212.626.3408


    LIZ CLAIBORNE INC. POSTS RECORD 4th QUARTER & FULL YEAR 2002 SALES & EPS
    ------------------------------------------------------------------------

o Announces Pre-tax Restructuring Charge of $7.1 Million Covering the Closure Of All Domestic Liz Claiborne Brand Specialty Stores
o    Mexx USA and Sigrid Olsen Stores to Open in Fall 2003

New York, NY February 20, 2003 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share of $0.58 for the fourth quarter 2002, an increase of 18.4% compared to diluted EPS of $0.49 for the fourth quarter 2001, excluding the impact of a restructuring charge in the fourth quarter of 2002 of $4.5 million ($7.1 million pre-tax), or $0.04 in diluted EPS, covering the costs associated with the closure of all 22 domestic specialty retail stores operating under the Liz Claiborne brand name. It also excludes the impact of a restructuring charge in the fourth quarter of 2001 of $9.6 million ($15.1 million pre-tax), or $0.09 in diluted EPS. Actual diluted EPS for the fourth quarter was $0.54, compared to $0.39 for the comparable 2001 period. Net sales for the fourth quarter 2002 were a record $993.9 million, up 12.1% over the comparable 2001 period.

For the full year 2002, diluted EPS was $2.20, an increase of 14.6% compared to diluted EPS of $1.92 for the full year 2001, excluding the impact of a restructuring charge in 2002 of $4.5 million ($7.1 million pre-tax), or $0.04 in diluted EPS, and a restructuring charge in 2001 of $9.6 million ($15.1 million pre-tax), or $0.09 in diluted EPS. Actual diluted EPS for fiscal 2002 was $2.16, compared to $1.83 for the comparable 2001 period. Net sales were a record $3.718 billion for the full year 2002, compared to $3.449 billion for the comparable 2001 period, a 7.8% increase.

The Company will sponsor a conference call today at 10:00 am EST to discuss its fourth quarter 2002 results. This call will be webcast to the general public and can be accessed via the Liz Claiborne website at www.lizclaiborne.com.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these fourth quarter results, which represent our 28th consecutive quarter of sales growth and our 32nd consecutive quarter of growth in earnings per share (before restructuring charges and special investment gains). This record of consistent achievement affirms the appropriateness of the multi-brand, multi-channel, multi-geography diversification strategy which we have employed over the last several years. Performance during 2002 was particularly distinguished in our growth apparel businesses (especially in Sigrid Olsen, Lucky Brand and DKNY Men's), in our
                                    - more -
costume jewelry business and in all aspects of our International operation. We made considerable progress once again on the sourcing front and in reaping dividends from our significant investment in technology. The acquisitions of Mexx Canada and Ellen Tracy, in addition to the internal development of new brands, provide encouragement about the future."

Mr. Charron continued: "As has been widely reported, the retail environment is currently quite challenging in all channels of distribution. Many larger issues impact consumer confidence and propensity to spend. These include significant geopolitical issues which remain unresolved, volatility in the capital markets and an economy which, despite showing some signs of growth, continues to struggle. Notwithstanding these challenges, our Company was still able to deliver solid results in the most recent quarter. Our products have been performing relatively well overall and inventories are in good shape, attesting to the power of consumer responsive design, the diversity of our branded portfolio, relevant technology applications, conservative planning and disciplined execution."

Mr. Charron added: "Sales in the fourth quarter in our wholesale apparel segment were $634.0 million, a 13.6% increase over the comparable 2001 period. In our wholesale non-apparel segment, fourth quarter sales were $138.0 million, a 5.6% increase over the comparable 2001 period. Retail segment sales in the fourth quarter were $216.9 million, an 11.9% increase over the comparable 2001 period. This strong performance, along with a continued focus on expense control and working capital management, resulted in above plan balance sheet and cash flow positions at year-end. We ended the year with $276 million in cash, cash equivalents and marketable securities and $400 million in debt, resulting in a net debt position of $123 million, compared to $227 million in 2001, and a total debt to total capitalization ratio of 24%."

Mr. Charron concluded: "These are uncertain times. While we are not insulated from over-arching macro-economic factors, the best course for us is to focus on those things we can control, planning our business conservatively and executing as precisely as possible the core strategies which have served us well. In this context, we reaffirm the previous guidance for fiscal 2003, remaining optimistic that we can achieve a sales increase of 9-11% and EPS in the range of $2.47-2.52. For the first quarter of 2003, we are optimistic that we can achieve a sales increase of 14 - 16% and EPS in the range of $0.56 - $0.58. For the second quarter of 2003, we are optimistic that we can achieve a sales increase of 9 - 12% and EPS in the range of $0.39 - $0.41."

Restructuring Charge Covers Closure of All Domestic Liz Claiborne Brand
-----------------------------------------------------------------------
Specialty Retail Stores
-----------------------
The Company also announced today changes in its specialty retail strategy, consistent with its objective of deploying resources and assets (including real estate) to maximize shareholder value. The changes announced today build upon the retail competencies established with Lucky Brand in the United States and with Mexx in Europe and in Canada. They also reflect the Company's intent to continue to diversify its portfolio among brands, channels and geographies so as to serve the consumer for fashion apparel and accessories wherever she chooses to shop.

As part of this strategy, all 22 domestic Liz Claiborne brand specialty stores in the United States will be closed by the end of the second quarter of 2003, five of which the Company intends to convert to either a Mexx or Sigrid Olsen format. The Company recorded a pre-tax restructuring charge of $7.1 million (net of the reversal of $2.8 million in over accruals related to a prior restructuring charge) covering the costs associated with lease obligations, asset write-offs, severance and closing costs for these stores. Commenting on this announcement, Mr. Charron said: "We believe that the Liz Claiborne consumer is well served by a wide department store
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

distribution that allows her to purchase Liz Claiborne products at approximately 2,000 locations nationwide. To this end, Liz Claiborne brand specialty stores are essentially redundant. Moreover, we have determined a need to distinguish between retail brands and those wholesale brands which are widely distributed, as evidenced in the decision we made to separate the Elisabeth and Liz Claiborne Woman brands two years ago."

New Specialty Store Concepts - Mexx and Sigrid Olsen - to Open in the U.S.
--------------------------------------------------------------------------
The Company announced its intent to open approximately 3 Mexx stores and 6 Sigrid Olsen stores in the United States in 2003, 5 of which are expected to be conversions from especially attractive existing Liz Claiborne locations. The purpose will be to gauge consumer response to both retail concepts. To this end, a separate specialty retail value chain is in place to ensure that product development, merchandising, sourcing, logistics, presentation and management are retail-specific.

The first Mexx store is expected to be at 650 Fifth Avenue, New York City, the present location of the flagship Liz Claiborne specialty store. It is scheduled to open in early Fall 2003. It will showcase Mexx products in almost 11,000 square feet of selling space designed to mirror the brand's international presentation. Mr. Charron continued, "Opening Mexx stores in the United States is part of our overall strategy to sell Mexx apparel and accessories on a global basis. Mexx's unique attitude and perspective fill a fashion niche, and consumers have responded wherever this brand has been offered. Approximately 31% of Mexx's volume outside North America is done through specialty retail channels. 74% of Mexx's volume in Canada is done in Mexx specialty stores. Judging by the success of Mexx in Europe and Canada, the modern look of this brand should be very appealing to the U.S. consumer."

Based in the Netherlands, Mexx is a leading designer and marketer of a wide range of women's, men's and children's merchandise for the modern consumer. Mexx products are sold in over 7,500 locations in more than 40 countries through owned and operated retail stores, premium department, chain and specialty stores throughout Europe, the Asia Pacific region, Canada and the Middle East. In its U.S. debut, the Mexx line will include apparel and accessories targeting men and women aged 20 to 40. The European-inspired lines are contemporary, fully coordinated collections suitable to a wide range of wearing occasions from home and leisure to work or school. Liz Claiborne Inc. purchased Mexx Group B.V. in mid-2001 and Mexx Canada in mid-2002.

The first Sigrid Olsen store is scheduled to open in late Summer 2003 in the Boston area. Mr. Charron added, "Opening Sigrid Olsen stores represents an opportunity to capitalize on the brand's current success resulting from its unique aesthetic and brand positioning. It targets one of the most robust demographic sectors in specialty retail."

Sigrid Olsen is a lifestyle collection of sportswear inspired by the beauty of nature and based on an artful interpretation of fashion trends. Updated classic with a contemporary influence, the lines are designed to be responsive to fashion trends, yet refreshingly different, reflecting a commitment to a single lifestyle identity. Utilizing finer fabrics and more luxurious yarns, it epitomizes an aesthetic which is both simple and sophisticated.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, First Issue, J.H. Collectibles, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo,
                                    - more -

Marvella, Mexx, Monet, Monet 2, Russ, Sigrid Olsen, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments; risks related to retailer and consumer acceptance of the Company's products; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; the Company's ability to effectively distribute its product within its targeted markets; risks associated with acquisitions, licensing and the entry into new markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including currency rate fluctuations; risks associated with war, the threat of war and terrorist activities; work stoppages by suppliers or service providers, such as the recent West Coast port workers lock-out; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2001 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and in our Report on Form 10-Q for the quarterly period ended September 28, 2002 under the heading "Statement Regarding Forward-Looking Statements.". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached


                               LIZ CLAIBORNE INC.
                        CONSOLIDATED STATEMENTS OF INCOME

                      (In Thousands Except Per Share Data)


                                                   Three Months Ended                  Twelve Months Ended
                                                   ------------------                  -------------------
                                               (Unaudited)      (Unaudited)
                                               -----------      -----------
                                                12/28/2002       12/29/2001         12/28/2002        12/29/2001
                                                ----------       ----------         ----------        ----------

Net Sales                                         $993,893         $886,481         $3,717,503        $3,448,522
Cost of Goods Sold                                 550,629          513,661          2,097,868         2,021,272
                                                ----------       ----------         ----------        ----------
Gross Profit                                       443,264          372,820          1,619,635         1,427,250

Selling, General & Administrative
   Expenses                                        337,025          284,676          1,222,617         1,080,483
Restructuring Charge                                 7,130           15,050              7,130            15,050
                                                ----------       ----------         ----------        ----------

Operating Income                                    99,109           73,094            389,888           331,717

Other (Expense), net                                  (136)            (776)            (2,318)           (3,511)

Interest (Expense), net                             (7,163)          (7,507)           (25,124)          (28,117)
                                                ----------       ----------         ----------        ----------

Income Before Provision
   for Income Taxes                                 91,810           64,811            362,446           300,089

Income Tax Provision                                33,852           23,332            131,281           108,032
                                                ----------       ----------         ----------        ----------
Net Income                                         $57,958          $41,479           $231,165          $192,057
                                                ==========       ==========         ==========        ==========

Weighted Average Common Shares
   Outstanding                                     106,002          104,282            105,592           103,994

Basic Earnings per Common
   Share                                             $0.55            $0.40              $2.19             $1.85
                                                     =====            =====              =====             =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   107,650          105,155            107,196           105,051

Diluted Earnings per Common Share                    $0.54            $0.39              $2.16             $1.83
                                                     =====            =====              =====             =====


Supplemental Information:
   Diluted Earnings per Common Share
     Excluding Restructuring Charge                  $0.58            $0.49              $2.20             $1.92
                                                     =====            =====              =====             =====

   Dividends per Common Share (Rounded
     to the nearest penny)                           $0.06            $0.06              $0.23             $0.23
                                                     =====            =====              =====             =====

   Operating Income Before
     Restructuring Charge                         $106,239          $88,144           $397,018          $346,767
                                                ==========      ===========         ==========        ==========

                               LIZ CLAIBORNE INC.
                        SELECTED BALANCE SHEET HIGHLIGHTS

                             (Amounts In Thousands)


                                        12/28/2002    12/29/2001    % Change
                                        ----------    ----------    --------

Cash and cash equivalents                 $239,524      $127,635       87.7%
Marketable securities                       36,808        32,993       11.6%
Accounts receivable - trade, net           370,468       362,189        2.3%
Inventories, net                           461,154       487,923       -5.5%
Property and equipment, net                378,303       352,001        7.5%
Goodwill and intangibles, net              705,446       499,691       41.2%

Short-term borrowings                       21,989            --        N/A
Long-term debt                             377,725       387,345       -2.5%

Stockholders' equity                     1,286,361     1,056,161       21.8%



Note: Certain amounts previously reported have been reclassified to conform to the current period's classifications.